Exhibit 23(a)


[Letterhead]


                   Consent of Independent Public Accountants

The Board of Directors
Pro Tech Communications, Inc.:

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Pro Tech Communications, Inc. of our report dated November 30, 1999 (with respect to Note 11, January 10, 2000), on our audits of the financial statements of Pro Tech Communications, Inc. as of October 31, 1999 and 1998 and for the years then ended, which report appears in the Company's annual report on Form 10-KSB of Pro Tech Communications, Inc.


/s/ MORGAN, JACOBY, THURN, BOYLE & ASSOCIATES, P.A.

Vero Beach, Florida
November 6, 2000